Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Rollingwood, Texas

We hereby consent to the incorporation by reference in the Registration Statement of our reports dated November 14, 2018, relating to the consolidated financial statements, and the effectiveness of EZCORP, Inc.'s internal control over financial reporting, appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2018.

/s/ BDO USA, LLP

Dallas, Texas
November 30, 2018